Exhibit 10.1

AGREEMENT

THIS AGREEMENT (the “Agreement”) is executed as of the 18th day of October, 2006, and is by and among ELAM P. HOLLEY, JR. (“Holley”), THE PEOPLES BANCTRUST COMPANY, INC. (the “Company”) and THE PEOPLES BANK AND TRUST COMPANY (the “Bank”).

RECITALS

WHEREAS, Holley has been an employee of the Bank for more than 33 years, has served as CEO, President and as a Senior Executive Officer of the Bank, and has been a member of the Board of Directors (“Board”) of the Company and the Bank for more than 18 years; and

WHEREAS, Holley, the Company and the Bank have agreed that Holley will (i) resign from his position as an officer and employee of the Company and the Bank, (ii) resign as a member of the Board of each of the Company and the Bank, (iii) perform consulting services for the Company and the Bank, and (iv) enter into certain covenants with the Company and the Bank; and

WHEREAS, in exchange for the foregoing all in accordance with the terms of this Agreement, the Company and the Bank have agreed to provide Holley with certain payments and other benefits.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements, covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holley, the Company and the Bank hereby agree as follows:

1. Resignation as Officer and Director. In consideration for the payments and other commitments herein, effective on the eighth day following the execution of this Agreement for purposes of Section 7 (the “Effective Date”), Holley will resign as an officer, employee, and a director of the Company and the Bank, effective October 18, 2006 (the “Resignation Date”).

2. Compensation and Benefits. The Company and the Bank shall pay to Holley within seven (7) days after the Resignation Date all salary due to Holley as of the Resignation Date. In addition, in consideration of the agreements and commitments provided for in this Agreement, including, without limitation, the consulting services to be provided, the affirmative covenants given, and the waiver and release contained herein, the Company and Bank agree that the Bank will provide to Holley the following additional benefits:

(a) Continued Payments Equivalent to Salary. For the period from the Resignation Date through April 15, 2007 (the “Payment Term”), the Bank will pay to

Holley or to Holley’s estate amounts equal to his base salary, payable on the same dates as regular payments of salary to officers of the Bank.

(b) Additional Compensation. The Bank will pay to Holley or to Holley’s estate: $100,000 on or before July 31, 2007; and $100,000 on or before July 31,2008.

(c) Insurance and Medical Benefits. The Company and the Bank will continue to provide and pay the premium for family health and dental insurance for Holley and his wife, substantially similar to his coverage as an employee of the Bank prior to the Resignation Date for a period from the Resignation Date to the earliest of (i) Holley’s obtaining medical coverage from a subsequent employer substantially similar to the coverage previously provided, or (ii) the expiration of the Payment Term.

(d) Automobile. The ownership of the Bank car being used by Holley shall be transferred to him by the Effective Date, following which time the Company and the Bank shall have no further rights to the vehicle, and no further obligations for maintenance, insurance, or upkeep of the vehicle.

(e) Resignation Benefits. Holley shall receive the benefits provided by: (i) the Pension Plan in accordance with the terms of such plan; and (ii) the Executive Supplemental Retirement Plan that he would have received under such plan if he had continued as an active employee of the Bank and until he had attained the Normal retirement age (as defined in such plan) and to the extent necessary such plan shall be amended to effect this result. Except as otherwise provided in this Section 2, Holley’s participation in the benefit or incentive plans, programs and arrangements offered to officers or employees of the Company, the Bank, and their respective subsidiaries and affiliates shall cease as of the Resignation Date.

(f) Expense of Counsel. The Company and the Bank have advised Holley to consult with an attorney of his choosing prior to signing this Agreement. On the Resignation Date, the Company shall pay Holley’s attorneys’ fees related to this Agreement not to exceed $10,000.

(g) Options. Vesting of all outstanding options granted to Holley under the stock option plans of the Company shall cease as of the Resignation Date. Options which are vested and outstanding as of the date of this Agreement shall be exercisable as specified and provided for in the applicable stock option plan and grant agreement. The parties acknowledge and agree that the period for exercise is (i) up to three months after the Resignation Date for options granted under the 1992 Stock Option Plan, and (ii) within one year after the Resignation Date for options granted under the 1999 Stock Option Plan. After the Resignation Date, Holley shall not be eligible for the grant of additional options under the stock option plans of the Company.

3. Consultation.

(a) Engagement; Term; Compensation. From the Resignation Date until October 1, 2008 (the “Consulting Term”), the Company and the Bank hereby engage Holley to perform consulting services for the Company or the Bank on the terms set forth in this Section 3. Holley acknowledges and agrees that the consideration and fees for such services are covered by the amounts set forth in Section 2.

(b) Services. During the Consulting Term, Holley shall perform such reasonable consulting services relating to the business of the Company or the Bank as the Company’s or the Bank’s Board may expressly request from time to time. Holley shall make himself available to the Company and the Bank at reasonable times during the Consulting Term to perform the consulting services. The Company or the Bank shall reimburse Holley for all reasonable expenses incurred and paid by Holley in performing the requested consulting services, provided that Holley delivers to the Company or to the Bank a reasonably detailed description of and supporting documentation for such expenses. Holley shall reasonably cooperate with the Company, its subsidiaries and affiliates on such matters as are reasonably requested of Holley with respect to any management transition matters or in connection with any legal or administrative action or proceeding, governmental investigation or similar matter involving the Company, its subsidiaries or affiliates. Notwithstanding the foregoing services to be performed by Holley, Holley shall not be required to perform any services that would conflict with or interfere with, his employment relationship with any future employer. It is expressly understood and agreed that Holley may seek employment with, or may acquire all or a part of, other banks or financial institutions that may be in competition with the Company and the Bank, or which Company or Bank at that time are considering acquiring, or previously have considered acquiring. If Holley determines, in Holley’s reasonable discretion, that Holley’s obligations under this Section 3 interfere with Holley’s then current employment or Holley’s ability to obtain employment, Holley may, upon thirty (30) days’ written notice to the Company and to the Bank, terminate this Section 3. Such termination shall not affect the rights or obligations of Holley or the rights or obligations of the Company or the Bank under any other provision of this Agreement including, without limitation, the obligation of the Company and the Bank to pay the compensation and the benefits under Section 2 and Holley’s obligations under Section 4, each of which shall continue until October 1, 2008.

(c) Independent Contractor Status. It is understood and agreed that pursuant to this Section 3, (i) Holley is engaged by the Company and the Bank and shall perform the consulting services as an independent contractor, and not as an employee, and (ii) the Company and the Bank will not have control over or supervisory power as to the manner or method of Holley’s performance of the consulting services. Neither the Company nor the Bank will withhold any amount from the compensation paid to Holley pursuant to Section 2. Holley alone shall be responsible for the determination and payment of any and all income, self-employment and other taxes attributable to the compensation for consulting services that he receives from the Company or the Bank. To the extent that the Internal Revenue Service, or applicable state revenue agency, determines that the Company or the Bank failed to withhold taxes on any payment to Holley under Section 2, Holley agrees to reimburse the Company and the Bank for such payments including any tax or penalties due. The parties acknowledge that tax withholding may apply to the amounts received under the Executive Supplemental Retirement Plan and that the Company and the Bank are responsible for any such obligation.

4. Affirmative Covenants.

(a) Standstill. During the Consulting Term, Holley will not, without the prior approval or written consent of the Company’s Board of Directors, (i) enter into or agree, offer, seek or propose to enter into or otherwise be involved in or part of, directly or indirectly, any merger, acquisition transaction or other business combination relating to the Company or any of its subsidiaries or any of their respective assets; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries or of any successor thereto or person in control thereof, (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries or of any successor thereto or person in control thereof; (iv) seek or propose, alone or in concert with others, to control or influence the management, Board of Directors or policies of the Company; (v) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vi) directly or indirectly advise, encourage, assist, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; or (vii) publicly disclose any intention, plan or arrangement inconsistent with the foregoing.

(b) Voting of Shares. During the Consulting Term, Holley will vote all shares of the Company common stock held by him of record or beneficially for nominees of the Board of Directors for election to the Board of the Company.

(c) Confidentiality. Holley will not at any time use, divulge, convey or publish any secret or confidential information, knowledge or data of the Company, the Bank, its subsidiaries or affiliates, including information, knowledge or data of third parties as to which the Company, its subsidiaries or affiliates are under an obligation of confidentiality (such as confidential customer financial information), obtained by Holley in the course of his employment with the Company and/or the Bank or his consulting activities under this Agreement except where required to do so by a court of law, by a governmental agency having supervisory authority over the business of the Company, its subsidiaries or affiliates, or by any administrative or legislative body with jurisdiction over Holley. Such confidential information does not include information, knowledge or data that becomes publicly known other than through a breach of this Agreement by Holley.

(d) Notice and Opportunity to Cure. In the event the Company or the Bank believes Holley to be in violation of any provision of this Agreement, the Company or the Bank shall provide prompt written notice to Holley of the basis for such belief and Holley shall have thirty (30) days to cure the alleged breach; provided, however, that if the breach is such that it cannot be cured, or if substantial damage caused by the breach has already occurred, the opportunity to cure shall not be applicable.

(e) Remedies. In the event an alleged violation of any provision of this Agreement that is not, or cannot be, cured as provided in Section 4(d), Holley acknowledges and agrees that the remedies of the Company and the Bank at law for a breach of any of the provisions of this Agreement would be inadequate, and the Company and the Bank would suffer irreparable damages as a result of such breach. In the event of such a breach by Holley, the Company and the Bank shall be entitled to bring an action in any court of competent jurisdiction for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available as their sole remedy, except as otherwise provided in the next sentence. In addition, the Company or the Bank shall be permitted to recover actual damages not to exceed the future payments made or to be made under Section 2(b) which are remaining from date of notice to Holley by the Company or the Bank of the breach, or if the notice of the breach occurs after all such payments have been received, not to exceed the amount of the last scheduled payment.

5. Release.

(a) For and in consideration of the agreements by the parties as contained herein, the sufficiency of which is hereby acknowledged,

(i) the Company and the Bank do hereby and for their respective successors and assigns irrevocably and unconditionally release, acquit and forever discharge Holley, his heirs, executors, administrators and assigns (the “Holley Releasees”) of and from any and all claims, actions, causes of action, demands, rights, damages, costs and all other expenses whatsoever (collectively “claims”), arising prior to or on the date hereof in any way out of the employment relationship between Holley and the Company or the Bank which the Company or the Bank now has, owns, or holds, or claims to have, own, or hold, or which the Company or the Bank at any time heretofore had, owned, or held, or claimed to have, own, or hold, or which the Company or the Bank at any time hereafter (based on any occurrence, action, or omission, federal, state or common law, tort, contract or otherwise, and whether or not a

“continuing violation,” on or before the date of this Agreement) may have, own, or hold, or claim to have, own, or hold, against each or any of the Holley Releasees, and

(ii) Holley does hereby and for his heirs, personal representatives, administrators, and assigns KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY RELEASE, ACQUIT, AND FOREVER DISCHARGE the Company, the Bank, each subsidiary and affiliate of the Company, their officers, directors, agents, servants, and successors (“the Releasees”), of and from any and all claims, actions, causes of action, demands, rights, damages, costs and all other expenses whatsoever (collectively “claims”), arising prior to or on the date hereof in any way, whether out of the employment relationship between Holley and the Company or the Bank or otherwise, which Holley now has, owns, or holds, or claims to have, own, or hold, or which Holley at any time heretofore had, owned, or held, or claimed to have, own, or hold, or which Holley at any time hereafter (based on any occurrence, action, or omission, federal, state, or common law, tort, contract or otherwise, and whether or not a “continuing violation,” on or before the Effective Date of this Agreement) may have, own, or hold, or claim to have, own, or hold, against each or any of the Releasees, whether arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 and otherwise, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981 as amended by the Civil Rights Act of 1991; the Civil Rights Act of 1870, 42 U.S.C. § 1983; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 as amended by the Civil Rights Act of 1991; the Employee Retirement Income Security Act; the False Claims Act; the Rehabilitation in Employment Act, 29 U.S.C. § 793 et seq.; Executive Order No. 11246 and/or 11375, other federal law, the Alabama Age Discrimination Law, the retaliatory discharge statute codified at Ala. Code section 25-5-11.1, every other state statutory or court-made or administrative laws, and/or any other basis whatsoever, whether or not characterized as violations continuing in nature. Such claims and rights hereby KNOWINGLY AND VOLUNTARILY RELEASED AND WAIVED include, but are not limited to, all claims arising under federal law including, but not limited to, the Age Discrimination in Employment Act of 1967, as amended; the Civil Rights Act of 1964, as amended; the Rehabilitation Act of 1973, as amended; the Americans With Disabilities Act, as amended; and all other federal laws, regulations, and executive orders listed above or otherwise covered by this paragraph.

(b) Neither the negotiation nor execution of this Agreement shall constitute nor be construed as constituting any admission of unlawful acts or omissions, nor of any wrongdoing of any kind on the part of the parties hereto, and none of the parties are aware of any such acts, omissions or wrongdoing.

(c) The releases included in this Section shall not include: (i) any claims for and rights to benefits to which Holley may be entitled under any benefit plans and claims or rights arising under the terms of this Agreement or after the date of the execution of this Agreement; or (ii) any claims of the Company or the Bank arising from the obligations of Holley under this Agreement, representations of Holley set forth in this Agreement, or arising after the date of execution of this Agreement.

6. Acknowledgements. Holley acknowledges and agrees that (i) he was supplied with a complete copy of this Agreement and was thereby advised by the Company and the Bank to consult with an attorney before executing this Agreement and has, in fact, consulted with his own attorney with respect to all provisions of this Agreement; (ii) he has been given at least 21 days within which to consider this Agreement, (iii) if he executes this Agreement before 21 days after receiving it, he has done so knowingly and voluntarily with the express intent of waiving any remaining portion of the 21-day period and, (iv) Holley is waiving rights and claims in exchange for consideration in addition to anything of value to which he is already entitled. Holley further declares and acknowledges that no representation made by any of the Releasees, or by anyone on behalf of the Releasees, has induced Holley to sign this Agreement.

7. Revocation Period. It is understood and agreed that for a period of seven (7) days following the execution of this Agreement, Holley may revoke the same by written notice either by U.S. Mail, postage prepaid, or by hand delivery, in either event delivered and received within seven (7) days of execution to:

The Peoples BancTrust Company, Inc.

310 Broad Street

Selma, Alabama 36701

Attention: Chairman of the Board of Directors

Holley further understands and agrees that during said seven (7) day revocation period this Agreement shall not become effective or enforceable. Holley further understands and agrees that in the event this Agreement is revoked by Holley, or someone acting on his behalf, within the seven (7) day revocation period discussed above, then the Company and the Bank shall be relieved of all obligations to pay Holley the consideration stated above. If Holley does not exercise his rights under this Section 7, the Company and the Bank are bound by all the terms of this Agreement from the date of execution.

8. Indemnification. Nothing contained in this Agreement shall affect or impair any rights Holley may have to indemnification to the full extent provided in the charter or bylaws of the Company or the Bank or pursuant to all applicable directors’ and officers’ liability insurance policies maintained by the Company or by the Bank. The Company will indemnify Holley as a director and officer of the Company and the Bank to the fullest extent authorized by the Company’s Articles of Incorporation and Alabama law, including the advancement expenses.

9. Return of Property and Documents. On or before the Resignation Date, Holley will return to the Bank all property of the Company and the Bank, including,

without limitation, all credit cards, reports, sketches, formulae, source codes, computer programs and similar items, memoranda, customer lists, and all other materials and all copies thereof relating in any way to the Bank’s business and in any way obtained by Holley during the period of his employment which are in his possession or control. Holley may retain and have title to the computer currently in Holley’s office and a desk and file cabinet located in a storage work area adjoining Holley’s office which shall be Holley’s responsibility to move in a timely fashion. All of the Bank’s or the Company’s property and information shall be removed by Bank personnel from the computer, and if that is not possible, an equivalent computer will be furnished.

10. Financial, Regulatory, and Other Disclosures. The Company and the Bank do not believe that there are accounting or other financial irregularities involving the Company or the Bank. Holley represents to the Company and to the Bank that Holley, at the time this Agreement is executed, does not have actual knowledge, memory and understanding of any accounting irregularities, cause for a restatement or adjustment to financial statements or regulatory issues of the Company or of the Bank, except for items already revealed or known to the Company and the Bank.

11. Successors; Binding Agreement.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Company, the Bank and their respective subsidiaries, successors and assigns and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company or the Bank.

(b) This Agreement shall be binding upon and inure to the benefit of Holley and be enforceable by his legal representatives, personal representatives, administrators, heirs, successors, distributees, devisees and legatees. If Holley should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to his designated beneficiary or, if there be no such designated beneficiary, to his estate.

12. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed to have been duly given upon personal delivery or receipt when sent by certified mail, return receipt requested, postage prepaid, or a nationally recognized overnight courier service that provides written proof of delivery, addressed to the respective addresses last given by each party to the other; provided, however, that all notices or communications to the Company and the Bank shall be directed to the attention of the Chairman of the Board of the Company.

13. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

14. Entire Agreement/Amendment. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no oral or written restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. The terms of this Agreement may not be amended except in writing signed by Holley, the Company and the Bank.

15. No Waiver. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Counsel Representation - Neutral Construction of Terms. Holley and the Company and the Bank collectively acknowledge that each has been represented by separate counsel in connection with the negotiation and drafting of this Agreement. Accordingly, no terms shall be construed for or against any party based upon the drafting of this Agreement by any party or his or its counsel.

17. Governing Law. Except to the extent preempted by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without regard to conflicts of laws principles thereof.

18. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ Elam P. Holley, Jr.
Elam P. Holley, Jr.

[SIGNATURES CONTINUED ON NEXT PAGE]

THE PEOPLES BANCTRUST COMPANY, INC.

BY:	/s/ Don J. Giardina
Don J. Giardina
President and Chief Executive Officer

THE PEOPLES BANK AND TRUST COMPANY

BY:	/s/ Don J. Giardina
Don J. Giardina
President and Chief Executive Officer

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